Exhibit 99.1

FOR RELEASE AT 4:00 PM ET	For more information, contact:
MAY 25, 2007	Wendy Crites Wacker, APR
Corporate Communications
wwacker@rtix.com
Phone (386) 418-8888

MICHAEL MANLEY STEPS DOWN FROM REGENERATION TECHNOLOGIES

BOARD OF DIRECTORS

ALACHUA, Fla. (May 25, 2007) – Regeneration Technologies, Inc. (RTI) (NASDAQ: RTIX), the Florida-based processor of orthopedic and other biologic implants, today announced that Michael T. Manley, FRSA, Ph.D., B.Sc., 63, has stepped down from the board of directors effective immediately due to other commitments.

“We appreciate Mike’s commitment to Regeneration Technologies and his interest in serving on our board of directors,” said Brian K. Hutchison, RTI chairman, president and CEO. “We fully support Mike and wish him the best in his endeavors.”

Manley’s resignation from the board brings the total number of directors to seven.

About Regeneration Technologies, Inc.

RTI processes allograft and xenograft tissue into shaped implants for use in orthopedic and other surgeries with a commitment to science, safety and innovation.

RTI also holds the patents on BioCleanse®, the only proven tissue sterilization process validated to eliminate viruses, bacteria, fungi and spores from tissue without impacting the structural or biomechanical integrity of the tissue. The company has distributed more than half a million allograft implants sterilized with the BioCleanse process with zero incidence of infection. RTI is accredited by the American Association of Tissue Banks.

Except for historical information, any statements made in this press release about the company’s anticipated financial results, future operational results, regulatory approvals or changes to the company’s agreements with its distributors are forward-looking statements subject to risks and uncertainties, such as those described in the company’s public filings on file with the Securities and

Exchange Commission. Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s web site at www.rtix.com or the SEC’s web site at www.sec.gov.

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